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                                                                 Exhibit 10.18


                            ASSET PURCHASE AGREEMENT

                                  INTRODUCTION

         THIS ASSET PURCHASE AGREEMENT is made as of this 13th day of December, 1999 by and among BOL Acquisition Co. VII, Inc., a Connecticut corporation (the "Buyer") and wholly-owned subsidiary of BiznessOnline.com, Inc., a Delaware corporation (the "Parent"); the Parent; Cyberzone, LLC, a Connecticut limited liability company (the "Seller"); and Sean Barrett and Elizabeth Kivela, the owners of all the outstanding membership interests of the Seller (collectively, the "Members").

                                   BACKGROUND

         The Seller is the owner of certain assets described herein and desires to sell to the Buyer, and the Buyer desires to purchase substantially all of assets of the Seller, for the consideration and upon the terms and conditions set forth in this Agreement.

         The Members are joining this Agreement to guarantee the Seller's performance of its obligations under this Agreement and to join, jointly and severally, with the Seller in the Seller's representations and warranties hereunder and to undertake certain other obligations set forth in this Agreement.

                                   AGREEMENTS

         THE PARTIES HERETO, intending to be legally bound, agree as follows:

         1. DEFINITIONS AND CONSTRUCTION.

         1.1 In addition to the other definitions set forth herein, when used in this Agreement, the following terms have the meanings set forth below:

         "Affiliate" of an entity or person means any business entity which controls, or is controlled by, or is under common control with such person or entity.

         "Agreement" means this asset purchase agreement.

         "Balance Sheet" means the balance sheet of the Seller as of the Balance Sheet Date, which is included in the Financial Statements.

         "Balance Sheet Date" means October 31, 1999.

         "Business" means the business of the Seller as conducted up to the Closing.

         "Closing" means the taking of the actions required to consummate the sale and purchase of the Assets by the Seller to the Buyer pursuant to this Agreement.

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         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "Environmental, Health and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Financial Statements" means those certain financial statements of the Seller compiled by Disanto, Bertoline & Company, P.C., the independent public accountant of the Seller, as well as certain other unaudited financial statements prepared by the Seller for his own use, all of which are more particularly described in SCHEDULE 5.6.

         "GAAP" means generally accepted accounting principles.

         "Internal Revenue Code" means the United States Internal Revenue Code of 1986, as amended.

         "Liability" means any liability whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

         "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

         "PBGC" means the Pension Benefit Guaranty Corporation.


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         "Permitted Liens" means those certain liens and security interests solely to the extent such liens and security interests secure liabilities which are to be assumed by the Buyer pursuant to SECTION 3.1(d) below.

         1.2 In this Agreement, unless the context otherwise requires:

                  (a) The words "hereby", "hereof", "hereto", "herein", "hereunder", and any similar words refer to this Agreement; the word "hereafter" means after, and the word "heretofore" means before, the date of this Agreement.

                  (b) The word "person" refers to partnerships (including limited partnerships), corporations, governmental entities, trusts and other legal entities as well as to natural persons.

                  (c) References to the "knowledge" or the "best knowledge" of the Seller unless otherwise qualified herein means the understanding of the Seller and of the Members after reasonable investigation.

         1.3 Section and subsection titles are for convenience of reference only and are not to be considered in the interpretation or construction of any of the provisions hereof.

         1.4 Representations, warranties, covenants, obligations and agreements of the Seller and/or the Members set forth in this Agreement will be deemed to be the joint and several warranties, covenants, obligations and agreements of each of the Members and the Seller.

         2. PURCHASE AND SALE OF ASSETS.

         2.1 ASSETS. Subject to the terms and conditions set forth in this Agreement, the Seller agrees to sell, convey, transfer, assign, and deliver to the Buyer, and the Buyer agrees to purchase from the Seller, at the Closing, the assets and property of the Seller described on SCHEDULE 2.1 attached hereto (the "Assets"), free and clear of all liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever except for Permitted Liens. For purposes of this Agreement, the Assets will also mean and include all assets and property acquired hereafter by the Seller before the Closing Date but will not include the assets and property of the Seller disposed of as permitted by this Agreement or the "Excluded Assets" as defined in SECTION
2.2 hereof.

         2.2 EXCLUDED ASSETS. "Excluded Assets" shall mean (a) income and other tax records of the Seller (copies of which have been made available to the Buyer), provided, however, the Seller will retain these records for a period of not less than five (5) years after the Closing and make them available to the Buyer upon the Buyer's request; (b) any contract, executory agreement or lease of the Seller which is not expressly assumed by the Buyer hereunder; and (c) any other assets listed on SCHEDULE 2.2 hereof or which the Buyer notifies the Seller in writing that the Buyer is not purchasing.


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         3. PURCHASE PRICE

         3.1 PAYMENT. Subject to the adjustments set forth in SECTION 3.3, the total consideration to be paid to the Seller by the Buyer as full payment for the Assets (the "Purchase Price") is as follows:

                  (a) CASH PAYMENT: The Buyer shall pay the Seller at the Closing, a total of One Million Seven Hundred Fifty-Two Thousand One Hundred Fifty Dollars ($1,752,150) payable by wire transfer to the account identified in
SCHEDULE 3.1(a);

                  (b) PARENT STOCK. The Buyer shall deliver to the Escrow Agent (as defined below) One Million Seven Hundred Fifty-Two Thousand One Hundred Fifty Dollars ($1,752,150) in unregistered common stock of the Parent (the "Parent Stock"). The number of shares of Parent Stock to be delivered shall be based on the average Nasdaq National Market price of the Parent Stock for the twenty (20) business day period ending on the eighth business day immediately preceding the Closing date.

         The "average Nasdaq National Market price" for such twenty (20) business day period shall mean the average of the closing sales prices, or, in case no such reported sale takes place on any given day, the average of the reported closing bid and asked prices for such day, in either case as reported by The Nasdaq Stock Market, Inc.

                  (c) ESCROW. The Buyer shall, simultaneously with the Closing, place all of the shares of Parent Stock described in SECTION 3(b) above (the "Escrow Deposit') into escrow with the Buyer's counsel (the "Escrow Agent") until January 10, 2001 and the shares of Parent stock representing Seven Hundred Thousand Dollars ($700,000) (valued in accordance with SECTION 3.1(b) shall be held in escrow until January 10, 2002) all pursuant to the escrow agreement attached hereto as EXHIBIT 3.1(c). The Buyer shall have the right to setoff from and against the Escrow Deposit the amount of the adjustments, if any, described in SECTION 3.3, as well as the amount of any claims of the Buyer for indemnification for breach of any warranty or representation herein by the Seller or the Members respectively, and such right of setoff shall be in addition to the Buyer's right to seek damages or obtain any other remedy at law or in equity to which the Buyer shall be entitled by virtue of such breach.

                  (d) ASSUMPTION OF LIABILITIES. At the Closing, the Buyer will assume those certain trade debts, liabilities, obligations and contracts of the Seller, specifically described on SCHEDULE 3.1(d) (the "Assumed Liabilities"). The Buyer will not be liable for any of the obligations or Liabilities of the Seller of any kind and nature other than those specifically listed or described on SCHEDULE 3.1(d). Without limiting the foregoing, the Buyer shall not assume any Liability for (i) any tax including, but not limited to, income, sales or use tax, imposed on the Seller or the Members because of the sale of the Assets;
(ii) any liabilities or expenses of the Seller or the Members incurred in negotiating and carrying out their obligations under this Agreement; (iii) any obligations incurred by the Seller or the Members after the Closing; (iv) any liabilities or obligations incurred by the Seller in violation of, or as a result of the Seller's or Members' breach of,


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this Agreement; (v) any intercompany payables or outstanding loans or lines of credit of the Seller; (vi) any liability for any litigation involving the Seller, including but not limited to matters listed on SCHEDULE 5.15; and (vii) liabilities for any severance, accrued vacation/sick day or other employee benefits of the Seller whether or not resulting from the transactions contemplated hereby.

                  (e) EMPLOYMENT AGREEMENTS. At the Closing, the Buyer will simultaneously enter into employment agreements with (i) Sean Barrett and (ii) Elizabeth Kivela in the forms attached as EXHIBIT 3.1(e)(i) and EXHIBIT 3.1(e)(ii) respectively (the "Employment Agreements").

         3.2 ALLOCATION. The total purchase price will be allocated among the items of the Assets in proportion to their fair market value and in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The allocation (or the method by which the allocation will be determined) is set forth in this SECTION 3.2 and SCHEDULE 3.2. In connection with their filing of Federal income tax returns, the parties will file Treasury Forms 8594 consistent with this allocation.

         3.3 ADJUSTMENTS.

                  (a) POST CLOSING ADJUSTMENT FOR DEFICIENCY IN 1999 REVENUES. On or about April 30, 2000, the Buyer's accountants shall prepare an income statement in accordance with GAAP showing the actual audited revenues for the year ended and the six (6) months ended December 31, 1999 of the Seller determined on an accrual method basis. To the extent that (i) the aggregate audited revenues (accrual basis) of the Seller for the six (6) months ended December 31, 1999 are less than Six Hundred Seventy-Five Thousand Dollars ($675,000), the Seller shall pay the Buyer as a reduction of the Purchase Price paid to the Seller hereunder an amount equal to Five Dollars ($5.00) for each One Dollar ($1.00) in revenue less than Six Hundred Seventy-Five Thousand ($675,000), and (ii) the aggregate audited revenues of the Seller for the six
(6) months ended December 31, 1999 are greater than Six Hundred Seventy-Five Thousand Dollars ($675,000), the Purchase Price would be increased by an amount equal to Five Dollars ($5.00) for each One Dollar ($1.00) in revenue greater than Six Hundred Seventy-Five Thousand ($675,000). For example, in the event the aggregate revenues of the Seller for the six (6) months ended December 31, 1999 are Six Hundred Twenty-Five Thousand Dollars ($625,000), the Purchase Price would be reduced by Two Hundred Fifty Thousand Dollars ($250,000) (i.e. the $50,000 shortfall multiplied by 5.00). To the extent payment by the Seller or the Members to the Buyer are required under this SECTION 3.3, the Buyer shall be entitled to receive payment from the Escrow Deposit or to receive payment directly from the Seller or the Members within ten (10) days of the delivery of the final income statement for 1999 as audited by the Buyer's accountants. In the event the Buyer's accountants determine that any revenues of the Seller's business during the last six (6) months of calendar year 1999 are required to be "written off" as uncollectible ("Uncollected Revenues"), then for purposes of the adjustment required to be made under this SECTION 3.3(a), fifty percent (50%) of the amount of the Uncollected Revenues shall be credited toward the Seller's revenues. Notwithstanding the foregoing


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sentence, the maximum revenue credit to the Seller based on Uncollected Revenues shall not exceed $25,000 (i.e. in the event the Uncollected Revenues exceed
Fifty Thousand Dollars ($50,000), the Seller shall not receive any additional credit towards such revenue calculation).

         To the extent payment by the Buyer is required under this SECTION 3.3, the Buyer shall pay to Seller 50% of the amount of such payment in cash and the other 50% in shares of Parent Stock, which shares shall be valued at the average Nasdaq National Market price for the twenty (20) day period prior to the date of delivery of the final income statement. Such payment, if any, shall be made within ten (10) days of the delivery of the final income statement.

                  (b) PAYABLES AND LIABILITIES. The Seller shall (i) deliver to Buyer Twenty Thousand Dollars ($20,000) in cash at the Closing; (ii) pay all outstanding accounts payable existing as of the Closing Date and (iii) pay, when due, all liabilities of the Seller accrued up to and including the Closing Date. Within forty-five (45) days of the Closing, the Buyer and/or its accountants shall review the records of the Seller's business and to the extent that there was a surplus or deficiency in the Minimum Cash Amount (as hereafter defined) such amount shall be paid in cash to the respective party within ten (10) days of determination by Buyer of the Minimum Cash Amount. For purposes hereof, the "Minimum Cash Amount" shall mean Twenty Thousand Dollars ($20,000) in excess of the Seller's outstanding accounts payable and liabilities accrued up to and including the Closing Date (e.g. American Express bill, non-capital leases, cell phone bills, etc.).

                  (c) ADJUSTMENT BASED ON SHORTFALL OF CERTAIN ACCOUNTS IN CALENDAR YEAR 2000. On or about January 31, 2001, the Buyer shall review the revenue generated in calendar year 2000 and collected by the Buyer for the following customers of the Seller's business: Computer Solutions, Northeast Healthcare and Lincoln National Life. In the event that individually any or all of such accounts fail to generate the collected revenue as specified for each such customer on SCHEDULE 3.1(d)(t), then the Seller shall make payment to Buyer of the amount of such shortfall, if any, within five (5) business days of such determination.

                  (d) DISPUTES REGARDING ADJUSTMENTS. If the Seller disputes any item contained on the audited 1999 revenues of the Seller or any adjustment based on subsection (b) or (c) of this SECTION 3.3, the Seller shall notify the Buyer in writing of each disputed item (collectively, the "Disputed Amounts"), and specify the amount thereof in dispute within thirty (30) days after the delivery of the final income statement for 1999. If the Seller and the Buyer cannot resolve any such dispute, then such dispute shall be resolved by an independent nationally recognized accounting firm which is reasonably acceptable to the Seller and the Buyer (the "Independent Accounting Firm"). The determination of the Independent Accounting Firm shall be made as promptly as practical and shall be final and binding on the parties, absent manifest error which error may only be corrected by the Independent Accounting Firm. Any expenses relating to the engagement of the Independent Accounting Firm shall be allocated between the Seller


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and the Buyer so that the Seller's aggregate share of such costs shall bear the same proportion to the total costs that the Disputed Amounts unsuccessfully contested by the Stockholder (as finally determined by the Independent Accounting Firm) bear to the total of the Disputed Amounts so submitted to the Independent Accounting Firm.


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         4. CLOSING. The sale and transfer of the Assets by the Seller to the
Buyer (the "Closing") will take place at the offices of Duffy & Sweeney, LLP, 300 Turks Head Building, Providence, Rhode Island beginning at 10:00 a.m. on December 13, 1999 or at such other time and place as the parties may agree to in writing (the "Closing Date") subject to the satisfaction of all of the conditions to Closing described in SECTIONS 8 AND 9.

         5. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE MEMBERS. As a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Seller and the Members, jointly and severally, make to the Buyer the representations and warranties contained in this SECTION 5, which shall be true and correct as of the date hereof and as of the Closing Date.

         5.1 ORGANIZATION AND QUALIFICATION OF THE SELLER. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Connecticut with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased and where such business is currently conducted or proposed to be conducted. The copies of the Articles of Organization of the Seller as amended to date, certified by the Secretary of State of Connecticut and the operating agreement certified by the Manager of the Seller and heretofore delivered to the Buyer's counsel, are complete and correct, and no amendments thereto are pending. The records of the Seller which have heretofore been delivered to the Buyer's counsel are correct and complete. The Seller is not required to qualify to do business as a foreign company in any jurisdiction in which it owns, operates or leases real property nor in any other jurisdiction in which the failure to be so qualified or registered would have a material adverse effect on the properties, assets, business, financial condition and prospects of the Seller.

         5.2 SUBSIDIARIES; INVESTMENTS. The Seller has no direct or indirect subsidiaries and owns no securities issued by any other business organization or governmental authority, except U.S. Government securities, bank certificates of deposit and money market accounts acquired as short-term investments in the ordinary course of its business. Except as disclosed on SCHEDULE 5.2, neither the Seller nor the Members own or have any direct or indirect interest in or control over any corporation, partnership, joint venture, proprietorship, entity or business interest of any kind other than the ownership of less than two percent (2%) of the issued and outstanding common stock of a publicly held company. For purposes of this Agreement, the term "subsidiary" means, with respect to any person, any corporation 5% or more of the outstanding voting securities of which, or any partnership, joint venture or other entity 5% or more of the total equity interest of which, is directly or indirectly owned by such person.

         5.3 MEMBERSHIP INTERESTS. The total membership interests of the Seller consist solely of the interests listed on SCHEDULE 5.3. All of the issued and outstanding membership interests are duly authorized and validly issued, are fully paid and nonassessable, are owned of record and beneficially by the Members as set forth on


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SCHEDULE 5.3, and all such membership interests of the Seller were offered, issued, sold and delivered by the Seller in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of such membership interests of the Seller were issued in violation of the preemptive rights of any past or present member. The Members hold of record and own beneficially all of the membership interests of the Seller, free and clear of any restrictions on transfer taxes, security interests, mortgages, pledges, liens, encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. None of the Members are a party to any option, warrant, purchase right, or other contract or commitment that could require any Member to sell, transfer, or otherwise dispose of any membership interest of the Seller. None of the Members are a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any membership interests of the Seller. There are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any membership or other equity interests of the Seller.

         5.4 AUTHORITY OF THE MEMBERS.

                  (a) Each of the Members has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of the Seller pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument to be executed and delivered by the Seller pursuant to or as contemplated by this Agreement (to the extent it contains obligations to be performed by the Seller and/or the Members) constitutes, or when executed and delivered will constitute, valid and binding obligations of the Seller and the Members enforceable in accordance with their respective terms, subject to the terms hereof. The execution, delivery and performance by each of the Members and the Seller of this Agreement and each such agreement, document and instrument:

                           (i) do not and will not violate any provision of the
Articles of Organization or operating agreement of the Seller;

                           (ii) do not and will not violate any laws of the
United States, or any state or other jurisdiction applicable to such Member or require such Member to obtain any approval, consent or waiver of, or make any filing with, any federal, state, local or foreign governmental body, agency or official that has not been obtained or made; and

                           (iii) do not and will not result in a breach of,
constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Member or the Seller is a party or by which the property of such Member or the Seller is bound or to which the property of such Member or the Seller is subject or result in the creation or imposition of any


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mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of such Member or the Seller.

         5.5 STATUS OF PROPERTY OWNED OR LEASED.

                  (a) REAL PROPERTY. The Seller does not own any real property. The real property identified as being leased by the Seller on SCHEDULE 5.5(a) is collectively referred to herein as the "Real Property". The Real Property constitutes all the real property leased by the Seller.

                           (i) COMMISSIONS. To the best knowledge of the
Members, there are no brokerage or leasing fees or commissions or other compensation due or payable on an absolute or contingent basis to any person, firm, corporation, or other entity with respect to or on account of the Lease described in SCHEDULE 5.5(a).

                           (ii) PHYSICAL CONDITION. Except as set forth on
SCHEDULE 5.5(a), to the knowledge of the Members without any independent investigation, (a) there is no material defect in the physical condition of any of the Real Property, (b) there is no material defect in any material improvements located on or constituting a part of any of the Real Property, including, without limitation, the structural elements thereof, the mechanical systems (including without limitation all heating, ventilating, air conditioning, plumbing, electrical, elevator, security, telecommunication, utility, and sprinkler systems) therein, the roofs or the parking and loading areas (collectively, the "Improvements"), and (c) all of the Improvements located on or constituting a part of any of the Real Property, including, without limitation, the structural elements thereof, the mechanical systems therein, the roofs and the parking and loading areas are in generally good operating condition and repair.

                           (iii) UTILITIES. The Seller has not received any
written notice of any termination or impairment of the furnishing of, or any material increase in rates for, services to any of the Real Property of water, sewer, gas, electric, telecommunication, drainage or other utility services, except ordinary and usual rate increases applicable to all customers (or all customers of a certain class) of a utility provider. The Seller has not entered into any agreement requiring it to pay to any utility provider rates which are less favorable than rates generally applicable to customers of the same class as the Seller.

                           (iv) COMPLIANCE. The Seller has not received any
written notice from any municipal, state, federal or other governmental authority with respect to any violation of any zoning, building, fire, water, use, health, environmental or other statute, ordinance, code or regulation issued in respect of any of the Real Property that has not been heretofore corrected.

                           (v) GOVERNMENT APPROVALS. The Seller has not received
any notice of any plan, study or effort by any Governmental Entity which would adversely affect the present use, zoning or value to the Seller of any of the Real Property or which would


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modify or realign any adjacent street or highway in a manner materially adverse to the Seller.

                           (vi) ZONING. The Seller has not received any notice
of any zoning violations.

                           (vii) REAL PROPERTY TAXES. To the knowledge of the
Members without any independent investigation, except as set forth in said
SCHEDULE 5.5(a), no special assessments of any kind (special, bond or otherwise) are or have been levied against any Real Property, or any portion thereof, which are outstanding or unpaid.

                  (b) PERSONAL PROPERTY. A list of each item of the machinery, equipment and other fixed assets owned or leased by the Seller having a fair market value of at least Five Hundred Dollars ($500), is contained in SCHEDULE 5.5(b) hereto. All of such equipment and other machinery, equipment and personal property of the Seller is located on the Real Property or otherwise is used in the operation of the Seller's Business. Except as specifically disclosed in
SCHEDULE 5.5(b) or in the Financial Statements, the Seller has good and marketable title to all of such personal property. None of such personal property or assets is subject to any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance or other charge except as specifically disclosed in any Schedule hereto and in the Financial Statements. The Financial Statements reflect all personal property of the Seller, subject to dispositions and additions in the ordinary course of business consistent with this Agreement. Except as otherwise specified in SCHEDULE 5.5(b) hereto, all leasehold improvements, furnishings, machinery and equipment of the Seller are in generally good repair, normal wear and tear excepted, have been well maintained, and conform in all material respects with all applicable ordinances, regulations and other laws.

         5.6 FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

                  (a) The Seller has delivered to the Buyer the following financial statements of the Seller, copies of which are attached hereto as
SCHEDULE 5.6: (i) Balance Sheet prepared by Seller's accountants, Disanto Bertoline & Company, P.C.] dated December 31, 1998; and (ii) Management prepared monthly profit and loss statements dated January 1999 through October 31, 1999.

         The Financial Statements have been prepared in accordance with accounting principles applied consistently during the periods covered thereby (except that the interim financial statements are subject to normal year-end audit adjustments and do not include footnotes), and present fairly in all respects the financial condition of the Seller at the dates of said statements and the results of their operations for the periods covered thereby.

                  (b) As of the Balance Sheet Date, the Seller had no Liabilities of any nature, whether accrued, absolute, contingent or otherwise, (including without limitation liabilities as guarantor or otherwise with respect to obligations of others or contingent


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liabilities arising prior to the Balance Sheet Date) except liabilities stated
or adequately reserved for on the Financial Statements or reflected in Schedules furnished to Buyer hereunder as of the date hereof.

                  (c) As of the date hereof, the Seller has no Liabilities of any nature, whether accrued, absolute, contingent or otherwise, (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent liabilities arising prior to the date hereof or the Closing, as the case may be) except liabilities (i) stated or adequately reserved for on the appropriate Financial Statement or the notes thereto, (ii) reflected in Schedules furnished to the Buyer hereunder on the date hereof or (iii) incurred in the ordinary course of business of the Seller consistent with prior practices.

                  (d) All financial information delivered to KPMG, LLP and the Buyer in connection with their audit of the Seller's financial statements as of the date hereof are true and correct in all material respects and reflect all liabilities of the Seller as of the date(s) of such information, and have been prepared in accordance with accounting principles applied consistently during the periods covered thereby.

         5.7 TAXES.

                  (a) The Seller has paid or caused to be paid all federal, state, local, foreign and other taxes, including without limitation income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), in the amounts indicated on tax returns filed by the Seller through the date hereof or in correspondence received from any federal, state, local or foreign government taxing authority, whether disputed or not (other than current taxes the liability for which is adequately reserved for on the financial statements provided to the Buyer pursuant to SECTION 5.6 hereof).

                  (b) The Seller has in accordance with applicable law filed all federal, state, local and foreign tax returns required to be filed by them through the date hereof and all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period. For every taxable period of the Seller, the Seller has delivered or made available to the Buyer complete and correct copies of all federal, state, local and foreign income tax returns, examination reports and statements of deficiencies assessed against or agreed to by the Seller. SCHEDULE 5.7 attached hereto sets forth all federal tax elections under the Internal Revenue Code, that are in effect with respect to the Seller or for which an application by the Seller is pending.

                  (c) Neither the Internal Revenue Service ("IRS") nor any other governmental authority is now asserting in writing or threatening to assert against the Seller any deficiency or claim for additional taxes or a claim that the Seller has or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax. The Seller has not entered into a closing agreement pursuant to Section 7121 of the Internal Revenue Code.

                  (d) Except as set forth in SCHEDULE 5.7 attached hereto, there has not been any audit of any tax return filed by the Seller, no audit of any tax return of the Seller is in progress, and the Seller has not been notified by any tax authority that any such audit is contemplated or pending. Except as set forth in SCHEDULE 5.7, no extension of time with respect to any date on which a tax return was or is to be filed by the Seller is in force, and no waiver or agreement by the Seller is in force for the extension of time for the assessment or payment of any Taxes.

                  (e) (i) The Seller has not consented to have the provisions of
Section 341(f)(2) of the Internal Revenue Code applied to it, (ii) the Seller has not agreed to, and has not been requested by any governmental authority to, make any adjustments under Section 481(a) of the Internal Revenue Code by reason of a change in accounting method or otherwise and (iii) the Seller has never made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances would obligate it to make any payments, that will not be deductible under Section 280G of the Internal Revenue Code. The Seller has disclosed on its federal income tax returns all positions taken therein that could give rise to a penalty for underpayment of federal Tax under Section 6662 of the Internal Revenue Code. The Seller has never had any liability for unpaid Taxes because it is a member of an "affiliated group" (as defined in Section 1504(a) of the Internal Revenue Code). The Seller has never filed, nor has it ever been required to file, a consolidated, combined or unitary tax return with any entity. The Seller is not a party to any tax sharing agreement.

                  (f) The Seller computes its federal taxable income under the accrual method of accounting.

         5.8 ACCOUNTS RECEIVABLE. All accounts receivable of the Seller as of the respective Balance Sheet Dates and all accounts receivable arising thereafter or hereafter to the Closing Date, arose or will arise from valid sales in the ordinary course of business and are not subject to setoff or counterclaim. Except as set forth in SCHEDULE 5.8, the Seller has no accounts or loans receivable from any person, firm or corporation which is Affiliated with the Seller.

         5.9 INVENTORIES. The Seller maintains less than Five Thousand Dollars ($5,000) of inventory, all saleable in the ordinary course and stated in accordance with GAAP.

         5.10 ABSENCE OF CERTAIN CHANGES.

         Since December 31, 1998, the Seller has conducted business only in the ordinary course and consistent with past practices and except as disclosed in
SCHEDULE 5.10 there has not been:

                  (a) Any change in the properties, assets, liabilities, business, operations, financial condition or prospects of the Seller which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been materially adverse with respect to the Seller;

                  (b) Except for the endorsement of checks in the ordinary course of business and the write-off of a receivable of Downcity, LLC in the amount of not more than $6,500, any material contingent liability incurred by the Seller as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Seller;

                  (c) Any mortgage, encumbrance or lien placed on any of the properties of the Seller which remains in existence on the date hereof or will remain on the Closing Date except for liens permitted by any current agreement of the Seller with respect to borrowed money;

                  (d) Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any capital assets of the Seller costing more than Ten Thousand Dollars ($10,000);

                  (e) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting any of the properties, assets or business of the Seller;

                  (f) Any declaration, setting aside or payment or making of any other distribution in respect of the membership interest of the Seller, any direct or indirect redemption, purchase or other acquisition by the Seller of its own membership interests, any issuance or sale of any securities convertible into or exchangeable for debt or equity securities of the Seller or any grant, issuance or exercise of options, warrants, subscriptions, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of any membership interest of any class or other equity interests of the Seller;

                  (g) Any claim of unfair labor practices asserted against the Seller; any change in the compensation (in the form of salaries, wages, incentive arrangements or otherwise) payable or to become payable by the Seller to any of its officers, members, managers, employees, agents or independent contractors other than customary merit or cost of living increases in accordance with its usual practices, or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors; any entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any officer, member, manager, employee agent or independent contractor of the Seller except for employment arrangements providing for salary or wages of less than Eighteen Thousand Dollars ($18,000) per annum and any oral agreement terminable at will by the Seller;

                  (h) Any change with respect to the officers or management of the Seller, any grant of any severance or termination pay to any officer or employee of the Seller;

                  (i) Any payment or discharge of a material lien or liability of the Seller which was not shown on the Financial Statements or incurred in the ordinary course of business thereafter;

                  (j) Any obligation or liability incurred by the Seller to any of its officers, members, managers or employees, or any loans or advances made by the Seller to any of its officers, members, managers, or employees, except normal compensation and expense allowances payable to such parties;

                  (k) Any change in accounting methods or practices, credit practices or collection policies used by the Seller other than to comply with new accounting pronouncements;

                  (l) Any other transaction entered into by the Seller other than transactions in the ordinary course of business; or

                  (m) Any agreement or understanding whether in writing or otherwise, that would result in any of the transactions or events or require the Seller to take any of the actions specified in paragraphs (a) through (l) above.

         5.11 BANKING RELATIONS. All of the arrangements which the Seller has with any banking institution are described in SCHEDULE 5.11 attached hereto, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.), the names in which the accounts are held, the account number, and the name of each person, corporation, firm or other entity authorized in respect thereof.

         5.12 PATENTS, TRADE NAMES, TRADEMARKS, COPYRIGHTS AND PROPRIETARY RIGHTS. All patents, patent applications, trademark registrations, trademark registration applications, copyright registrations, copyright registration applications and all material trade names, trademarks, copyrights and other material proprietary rights owned by or licensed to the Seller (the "Proprietary Rights") are listed in SCHEDULE 5.12 attached hereto. All of the material patents, registered trademarks and copyrights of the Seller and all of the material patent applications, trademark registration applications and copyright registration applications of the Seller have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other countries identified on said schedule. Except as set forth in SCHEDULE 5.12: (a) use of said patents, trade names, trademarks, copyrights or other proprietary rights in the ordinary course of business as presently conducted does not require the consent of any other person and (b) the Seller has sufficient title or adequate rights or licenses to use all material patents, trade names, trademarks, copyrights, or other proprietary rights used by it in its business as presently conducted free and clear of any attachments, liens, encumbrances or adverse claims. The Seller has not received written notice that its present or contemplated activities or products infringe any such patents, trade names, trademarks or other proprietary rights of others. Except as set forth in
SCHEDULE 5.12: (i) no other person has an interest in or right or license to use, or the right to license others to use, any of said patents, patent applications, trade names, trademarks, copyrights or other proprietary rights;
(ii) there are no written claims or demands of any other person pertaining thereto and no proceedings have been instituted, or are pending or threatened, which challenge the rights of the Seller in respect thereof; (iii) none of the patents, trade names, trademarks, copyrights or other proprietary rights listed in said schedule is subject to any outstanding order, decree, judgment or stipulation, or is being infringed by others; and (iv) no proceeding charging the Seller with infringement of any adversely held patent, trade name, trademark or copyright has been filed or is threatened to be filed.

         5.13 TRADE SECRETS AND CUSTOMER LISTS. The Seller has the right to use in the ordinary course of its business as presently conducted, free and clear of any claims or rights of others, all trade secrets, inventions, customer lists and secret processes required for or incident to the manufacture or marketing of all products and services presently sold, manufactured, licensed, under development or produced by it, including products licensed from others. Any payments required to be made by the Seller for the use of such trade secrets, inventions, customer lists and secret processes are described in SCHEDULE 5.13. The Seller is not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation, a former employer of any present or past employee of the Seller.

         5.14 CONTRACTS.

                  (a) Except for contracts, commitments, plans, agreements and licenses described in SCHEDULE 5.14 (complete and accurate copies of which have been delivered to the Buyer), the Seller is not a party to or subject to:

                           (i) any plan or contract providing for bonuses,
pensions, options, membership interest purchases, deferred compensation, retirement payments, profit sharing, severance or termination pay, collective bargaining or the like, or any contract or agreement with any labor union;

                           (ii) any employment contract or contract for services
which requires the payment of Ten Thousand Dollars ($10,000) or more annually or which is not terminable at will by the Seller without liability for any penalty or severance payment;

                           (iii) any contract or agreement for the purchase of
any commodity, material or equipment except purchase orders in the ordinary course for less than One Thousand Dollars ($1,000 each);

                           (iv) any other contracts or agreements creating any
obligation of One Thousand Dollars ($1,000) or more with respect to any such contract;

                           (v) any contract or agreement providing for the
purchase of all or substantially all of its requirements of a particular product from a supplier;

                           (vi) any contract or agreement which by its terms
does not terminate or is not terminable by the Seller or any successor or assign within six (6) months after the date hereof without payment of a penalty;

                           (vii) any contract or agreement for the sale or lease
of its products or services not made in the ordinary course of business;

                           (viii) any contract with any sales agent or
distributor of products of the Seller;

                           (ix) any contract containing covenants limiting the
freedom of the Seller or any of the Members to compete in any line of business or with any person or entity;

                           (x) any contract or agreement for the purchase of any
fixed asset for a price in excess of One Thousand Dollars ($1,000) whether or not such purchase is in the ordinary course of business;

                           (xi) any license agreement (as licensor or licensee)
(excluding shrink wrapped, off-the-shelf software products); provided that a complete list of all software currently owned, licensed or used by the Seller and set forth in SCHEDULE 5.14 shall satisfy the disclosure obligation of the Seller for purposes hereof;

                           (xii) any indenture, mortgage, promissory note, loan
agreement, guaranty or other agreement or commitment for the borrowing of money and any related security agreement;

                           (xiii) any contract or agreement with any officer,
employee, member or manager of the Seller or with any persons or organizations controlled by or Affiliated with any of them;

                           (xiv) any partnership, joint venture, or other
similar contract, arrangement or agreement; or

                           (xv) any registration rights agreements, warrants,
warrant agreements or other rights to subscribe for securities, any voting agreements, or other similar arrangements or any membership interest purchase or repurchase agreements or membership interest restriction agreements.

                  (b) To the Seller's knowledge, all material contracts, agreements, leases and instruments to which the Seller is a party or by which the Seller is obligated are valid and are in full force and effect and constitute legal, valid and binding obligations of the Seller and the other parties thereto, enforceable in accordance with their respective terms. Neither the Seller nor any other party to any contract, agreement, lease or instrument of the Seller is in default in complying with any provisions thereof, and to the Seller's knowledge, no condition or event or facts exists which, with notice, lapse of time or both would constitute a default thereof on the part of either of the Seller, or on the part of any other party thereto in any such case that could have a material adverse effect on the properties, assets, financial condition or prospects of the Seller. SCHEDULE 5.14 indicates whether any of the agreements, contracts, commitments or other instruments and documents described therein requires consent or approval to be transferred to the Buyer as a result of the transactions contemplated herein.

         5.15 LITIGATION. SCHEDULE 5.15 hereto lists all currently pending and to Seller's knowledge threatened litigation and governmental or administrative proceedings or investigations to which the Seller is a party. Except for matters described in SCHEDULE 5.15, there is no litigation or governmental or administrative proceeding or investigation pending or threatened against the Seller which may have an adverse effect on the properties, assets, business, financial condition or prospects of the Seller or any of the Members or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

         5.16 COMPLIANCE WITH LAWS. The Seller has not received notice of a violation or alleged violation of applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority, which violation or alleged violation would have a material adverse effect on the Seller, and except as set forth in SCHEDULE 5.16 hereto, the Seller is currently in compliance in all material respects with all such statutes, ordinances, orders, rules or regulations, and there is no valid basis for any claim that such parties are not in compliance with any such statute, ordinance, order, rule or regulation.

         5.17 INSURANCE. SCHEDULE 5.17 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Seller has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years: (a) the name, address, and telephone number of the agent; (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;
(c) the policy number and the period of coverage; (d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and (e) a description of any retroactive premium adjustments or other loss-sharing arrangements. With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, (iii) neither the Seller, nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof. Since its formation, the Seller has been covered by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

         5.18 WARRANTY AND RELATED MATTERS. There are no existing or threatened in writing, product liability, warranty or other similar claims against the Seller alleging that any of its products or services are defective or fail to meet any product or service warranties except as disclosed in SCHEDULE 5.18 hereto. The Seller has not received notice of any statements, citations, correspondence or decisions by any Governmental Entity stating that any product manufactured, marketed or distributed at any time by the Seller (the "Products") is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Entity. There have been no recalls ordered by any such Governmental Entity with respect to any Product. There is no (i) fact relating to any Product that may impose upon the Seller a duty to recall any Product or a duty to warn customers of a defect in any Product, (ii) latent or overt design, manufacturing or other defect in any Product, or (iii) liability for warranty or other claim or return with respect to any Product except in the ordinary course of business consistent with the past experience of the Seller for such kind of claims and liabilities.

         5.19 FINDER'S FEES. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.

         5.20 PERMITS; BURDENSOME AGREEMENTS. SCHEDULE 5.20 lists all permits, registrations, licenses, franchises, certifications and other approvals (collectively, the "Approvals") required from Governmental Entities in order for the Seller to conduct the Business. The Seller has obtained all the Approvals, which are valid and in full force and effect. Except as disclosed on SCHEDULE 5.20, none of the Approvals is subject to termination by their express terms as a result of the execution of this Agreement by the Seller, and no further Approvals will be required in order to continue to conduct the business currently conducted by the Seller subsequent to the Closing. Except as disclosed in SCHEDULE 5.20, the Seller is not subject to nor bound by any agreement, judgment, decree or order which may materially and adversely affect the properties, assets, business, financial condition or prospects of the Seller.

         5.21 TRANSACTIONS WITH INTERESTED PERSONS. Except as set forth in
SCHEDULE 5.21 hereto, no officer, employee, member or manager of the Seller and none of their respective parents, grandparents, spouses, children, siblings or grandchildren owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor, supplier or customer of the Seller or any organization, person or entity with whom the Seller is doing business.

         5.22 LISTS OF CERTAIN EMPLOYEES AND SUPPLIERS.

                  (a) SCHEDULE 5.22 hereto contains a list of all current members and managers of the Seller and a list of all employees and consultants of the Seller who, individually, have received or are scheduled to receive base salary from the Seller during the current fiscal year of Eighteen Thousand Dollars ($18,000) or more. In each case such schedule includes the current job title and current base salary of each such individual.

                  (b) SCHEDULE 5.22 sets forth a true and complete list of all suppliers of the Seller to whom the Seller made payments aggregating Ten Thousand Dollars ($10,000) or more during the most recent complete fiscal year, showing, with respect to each, the name, address and dollar volume involved.

         5.23 EMPLOYEES; LABOR MATTERS. As of the date hereof, the Seller employed the number of full-time employees and part-time employees described on
SCHEDULE 5.23. The Seller is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Except as set forth in SCHEDULE 5.23, upon termination of the employment of any of said employees, the Seller will not be liable to any of said employees for so-called "severance pay" or any other payments. Except as set forth in SCHEDULE 5.23 attached hereto or as required by law, the Seller does not have a policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment. The Seller is in compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. No charges of employment discrimination or unfair labor practices have been brought against the Seller, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or threatened against or involving the Seller. There are no grievances, complaints or charges that have been filed against the Seller under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement). No collective bargaining agreements are in effect or are currently being or are about to be negotiated by the Seller. The Seller has not received written notice of pending or threatened changes with respect to the management or key supervisory personnel of the Seller.

         5.24 CUSTOMERS. SCHEDULE 5.24 sets forth any customer who accounted for more than 5% of the sales of the Seller for the most recent complete fiscal year of the Seller (collectively, the "Customers"). No Customer has given notice to the Seller of its intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Seller or to decrease materially or limit its usage or purchase of the services or products of the Seller.

         5.25 Y2K. Except as disclosed on SCHEDULE 5.25, the Seller has taken all commercially reasonable action to assess, evaluate, test and correct all of the hardware, software, embedded microchips and other processing capabilities of computer and telecommunication systems it uses, either directly or indirectly, including but not limited to computerized services provided by third parties such as billing and payroll services, to ensure that such systems will be able to function accurately and without interruption or ambiguity using date information before, during and after January 1, 2000.

         5.26 EMPLOYEE BENEFITS.

                  (a) The Seller has never maintained or been a party to any Employee Benefit Plan.

                  (b) The Seller has never contributed, or ever has been required to contribute to any Employee Benefit Plan which is in Employee Pension Benefit Plan.

                  (c) The Seller has no never contributed to, or ever has been required to contribute to any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan.

                  (d) The Seller does not maintain or contribute to, nor has ever maintained or contributed to, nor has ever been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Internal Revenue Code Section 4980B).

         5.27     ENVIRONMENT, HEALTH, AND SAFETY.

                  (a) To Seller's knowledge, (without any independent investigation) the Seller has complied with all Environmental, Health and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against them alleging any failure so to comply. Without limiting the generality of the preceding sentence, the Seller has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and have complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

                  (b) To Seller's knowledge, (without any independent investigation) the Seller has no Liability (and the Seller has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Seller giving rise to any liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

                  (c) To Seller's knowledge, (without any independent investigation) all properties and equipment used in the Seller have been free of asbestos, PCB's, methylene chloride, trichloroethylene,
1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

         5.28 DISCLOSURE. This Agreement, including the Schedules hereto prepared by the Seller, together with the other information furnished to the Buyer by the Seller in connection herewith, do not contain an untrue statement of material fact or omit to state a material fact necessary to make the statements herein and therein, in light of the circumstances under which they were made, not misleading.

         6. COVENANTS OF THE SELLER AND THE COMPANY. The Seller and the Members jointly and severally covenant and agree as set forth in this SECTION 6.

         6.1 CONDUCT OF BUSINESS. Between the date of this Agreement and the Closing Date, the Members will cause the Seller to do and the Seller and the Members will do the following, unless the Buyer shall otherwise consent in writing:

                  (a) conduct its business only in the ordinary course consistent with past practices, refrain from changing or introducing any method of management or operations except in the ordinary course of business and in a manner consistent with past practices and will not use any cash generated by the Seller other than to pay ordinary course business expenses (including Member's salaries) consistent with past practices;

                  (b) refrain from making any purchase, sale or disposition of any asset or property other than in the ordinary course of business, from purchasing or selling any capital asset of the Seller and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of its properties or assets;

                  (c) refrain from incurring or modifying any contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring or modifying any other contingent or fixed obligations or liabilities except in the ordinary course of business and in a manner consistent with past practices;

                  (d) refrain from making any change in the Seller's formation documents, operating agreement or authorized or issued membership interest or from acquiring any securities issued by any other business organization other than short-term investments in the ordinary course of business;

                  (e) refrain from declaring, setting aside or paying any dividend, making any other distribution in respect of the Seller's membership interest, making any direct or indirect redemption, purchase or other acquisition of the Seller's membership interest, issuing, granting, awarding, selling, pledging, disposing of or encumbering or authorizing the issuance, grant, award, sale, pledge, disposition or encumbrance of any membership interest of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any membership interest of the Seller or entering into any agreement or commitment with respect to any of the foregoing;

                  (f) refrain from making any change in the compensation payable or to become payable to any of its officers, members, managers, employees or agents, except for scheduled increases in salary or wages in the ordinary course of business that are consistent with past practices, or granting any severance or termination pay to, or establishing, adopting or entering into any agreement or arrangement providing for severance or termination pay to, or entering into or amending any employment, or other agreement or arrangement with, any officer, member, manager, or other employee of the Seller or establishing, adopting or entering into or amending any collective bargaining, bonus, incentive, deferred compensation, profit sharing, membership interest option or purchase, insurance, pension, retirement or other employee benefit plan;

                  (g) refrain from making any change in its borrowing arrangements or modifying, amending or terminating any of its contracts except in the ordinary course of business, or waiving, releasing or assigning any material rights or claims;

                  (h) use reasonable efforts to prevent any change with respect to its management and supervisory personnel or banking arrangements;

                  (i) maintain its business organization and preserve the goodwill of and business relationships with all suppliers, customers and others having business relations with it, and to maintain its properties and facilities, including those held under leases, in as good a working order and condition as on the date hereof, ordinary wear and tear excepted;

                  (j) maintain at all times all insurance of the kind, in the amount and with the insurers set forth in SCHEDULE 5.17 or equivalent insurance with any substitute insurers approved by the Buyer;

                  (k) refrain from changing accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable) or from making any tax election or settling or compromising any federal, state, local or foreign income tax liability;

                  (l) refrain from entering into any executory agreement, commitment or undertaking to do any of the activities prohibited by the foregoing provisions; and

                  (m) refrain from using any cash generated by the Business other than to pay ordinary recurring expenses; and

                  (n) permit the Buyer and its authorized representatives (including without limitation the Buyer's attorneys, accountants, and pension consultants) to have full access to all of its properties, assets, books, records, business files, executive personnel, tax returns, contracts and documents and furnish to the Buyer and its authorized representatives such financial and other information with respect to its business or properties as Buyer may from time to time reasonably request.

         6.2 CONSENTS AND APPROVALS. The Seller shall use all commercially reasonable efforts to obtain or cause to be obtained prior to the Closing Date all necessary consents and approvals to the performance of the obligations of the Seller and the Members under this Agreement, including, without limitation, the consents and authorizations described in SCHEDULE 5.14, and such other authorizations, waivers, approvals, consents and permits as set forth in
SCHEDULE 6.2 as may be necessary to transfer to the Buyer and/or to retain in full force and effect without penalty subsequent to the Closing Date all contracts, permits, licenses and franchises of or applicable to the Business.

         6.3 EXCLUSIVE DEALING. Unless and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to SECTION 10 the Seller shall not permit any officer, member, manager, employee or agent to, directly or indirectly, (i) take any action to solicit, initiate submission of or encourage, proposals or offers from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) a portion of the assets of the Seller, or any equity interest in the Seller or any merger or business combination with the Seller (an "Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding an Acquisition Proposal with any person or entity other than Buyer and its representatives, or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do any of the foregoing.

         6.4 NO SALES OF MEMBERSHIP INTERESTS. Between the date of this Agreement and the Closing Date, the Seller shall not sell, exchange, deliver, assign, pledge, encumber or otherwise transfer or dispose of any membership interests owned beneficially or of record by the Members, nor grant any right of any kind to acquire, dispose of, vote or otherwise control in any manner such membership interests; provided, however, that notwithstanding anything to the contrary stated herein, any transferee, executor, heir, legal representative, successor or assign of the Members shall be bound by this Agreement.

         6.5 NOTIFICATION OF CERTAIN MATTERS. The Seller shall give prompt notice to the Buyer of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of the Seller and the Members contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of the Seller or the Members to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder. The delivery of any notice pursuant to this SECTION 6.5 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in
SECTION 8 or elsewhere or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         6.6 AMENDMENT OF SCHEDULES. The Seller and the Members agree that, with respect to the representations and warranties contained in this Agreement, the Seller and the Members shall have the continuing obligation until the Closing Date to supplement or amend promptly the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described on the Schedules. The Seller and the Members understand and agree that, as of the Closing Date, they will be required to execute a "bring-down" certificate which shall state that all representations and warranties in this Agreement are true and correct as of the Closing Date. To the extent that any such representation and warranty is qualified by disclosure on a schedule which changes after the date hereof and prior to Closing, the Seller and the Members agree to notify the Buyer of such changes in writing and to summarize all such changes via the bring-down certificate on the Closing Date. Notwithstanding the foregoing sentence, the truth and accuracy of any and all representations and warranties of the Seller and the Members as of the date of this Agreement and as of the Closing Date shall be a precondition to the consummation of this transaction by the Buyer, and Buyer shall not be deemed to have consented to any amendment or supplement to a Schedule prepared by the Seller and the Members after the date hereof or to have waived any of its rights or remedies for breach hereof, with respect to any matter hereafter arising or discovered that constitutes or reflects an event or occurrence that would be reasonably likely to have a material adverse effect on the Seller or the Members, unless the Buyer acknowledges and consents in writing to such amendment or supplement.

         6.7 FURTHER ASSURANCES. The Seller and the Members hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

         6.8 EMPLOYEES. As of the Closing Date, the Seller shall have terminated all of its employees and the Buyer shall have hired certain of such former employees as it may, in its sole discretion, need to operate the Business, provided, however, that the Buyer shall have no obligation to hire any such employees (other than pursuant to the Employment Agreements).

         7. REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE PARENT. As of the date hereof, the Buyer and the Parent hereby represents and warrants to the Seller as set forth in this SECTION 7.

         7.1 ORGANIZATION OF THE BUYER. Each of Buyer and the Parent is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation with full corporate power and authority to conduct its businesses in the manner as now conducted.

         7.2 AUTHORITY. All necessary corporate action has been taken by the Buyer and the Parent to authorize the execution, delivery and performance of this Agreement and each agreement, document and instrument to be executed and delivered by the Buyer and the Parent pursuant to this Agreement. This Agreement and each agreement, document and instrument to be executed and delivered by the Buyer and the Parent pursuant to this Agreement constitutes, or when executed and delivered by the Buyer and the Parent will constitute, valid and binding obligations of the Buyer and the Parent enforceable in accordance with their respective terms.

         7.3 NO CONFLICTS. The execution, delivery and performance by the Buyer and the Parent of this Agreement and each such other agreement, document and instrument: (i) does not and will not violate any provision of the Buyer or the Parent's respective Certificate of Incorporation or bylaws; and (ii) will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which the Buyer or the Parent is a party or by which the property of the Buyer and the Parent is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets of the Buyer and the Parent, except where such breach, default, acceleration or right of termination would not have a material adverse effect on the properties, assets, business, financial condition or prospects of the Buyer and the Parent, and would not result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets of the Buyer and the Parent.

         7.4 LITIGATION. There is no litigation or governmental or administrative proceeding or investigation pending or to the knowledge of the Buyer or the Parent threatened against the Buyer or the Parent which may have an adverse effect on the properties, assets, business, financial condition or prospects of the Buyer or the Parent or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

         7.5 COMPLIANCE WITH LAWS. Neither the Buyer nor the Parent has not received any notice of a violation or alleged violation of applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority, which violation or alleged violation would have a material adverse effect on the business of the Buyer or the Parent.

         8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER. The obligations of the Buyer and the Parent to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the conditions set forth in this SECTION 8.

         8.1 EXAMINATION OF FINANCIAL STATEMENTS. Prior to the Closing Date, the Buyer shall have had sufficient time to review the management-prepared balance sheets of the Seller as of the last day of the month ended immediately prior to the Closing Date and the management-prepared statements of income, cash flow and members' equity for the period then ended, disclosing no material change in the financial condition of the Seller or the results of its operations from the Balance Sheet Date, and the Buyer shall be satisfied in all respects with such financial information.

         8.2 NO MATERIAL ADVERSE CHANGE. No material adverse change in the results of operations, financial position or business of the Seller shall have occurred and the Seller shall not have suffered any material loss or damages to any of its properties or assets, whether or not covered by insurance, since the Balance Sheet Date, which change, loss or damage materially affects or impairs the ability of the Seller to conduct its business; and the Buyer shall have received on the Closing Date a certificate signed by the Manager of the Seller to such effect.

         8.3 DUE DILIGENCE AND REGULATORY REVIEW. The Buyer and KPMG LLP shall have completed to its satisfaction a due diligence investigation of the Seller and its prospects, business, assets, contracts, rights, liabilities and obligations, including a review of the practices and procedures of the Seller with respect to compliance with contracts and federal, state and local laws and regulations governing the operations of the Seller. Such review shall be satisfactory in all respects to the Buyer, in its sole discretion.

         8.4 OPINION OF COUNSEL. The Buyer shall have received an opinion from counsel to the Seller and the Members, dated the Closing Date, in form and substance satisfactory to the Buyer, to the effect that:

                  (a) the Seller has been duly organized and is legally existing under the laws of the State of Connecticut.

                  (b) the authorized and outstanding membership interests of the Seller is as represented by the Members in this Agreement and each membership interest has been duly and validly authorized and issued, is fully paid and nonassessable and was not issued in violation of the preemptive rights of any member;

                  (c) to the knowledge of such counsel (which knowledge may be based on a certificate of the Members and the Seller), the Seller does not have any outstanding options, warrants, calls, conversion rights or other commitments of any kind to issue or sell any of its membership interests;

                  (d) this Agreement has been duly authorized, executed and delivered by the Seller and the Members and constitutes a valid and binding agreement of the Seller and the Members enforceable against them in accordance with its terms except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement and other similar laws relating to or affecting the rights of creditors.

                  (e) to the knowledge of such counsel (which knowledge may be based on a certificate of the Members and the Seller), except to the extent set forth on SCHEDULE 5.15, there are no claims, actions, suits or proceedings (i) pending, or (ii) threatened against or affecting the Seller or any of the Members, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherever located;

                  (f) no notice to, consent, authorization, approval or order of any court or governmental agency or body or to the knowledge of such counsel (which knowledge may be based on a certificate of the Members and the Seller) of any other third party is required in connection with the execution, delivery or consummation of this Agreement by the Seller and the Members or for the transfer to the Buyer of the Assets;

                  (g) the execution of this Agreement and the performance of the obligations hereunder will not violate or result in a breach or constitute a default under any of the terms or provisions of the Seller's Articles of Organization or the operating agreement of the Seller or to the knowledge of such counsel (which knowledge may be based on a certificate of the Members and the Seller) of any lease, instrument, license, permit or any other agreement to which the Seller is a party or by which the Seller or its members are is bound; and

                  (h) any other matters incident to the matters set forth herein as reasonably required by the Buyer to which counsel is able to opine.

         8.5 ADDITIONAL LIABILITIES AND OBLIGATIONS. The Seller shall have delivered to the Buyer a certificate dated the Closing Date, setting forth (i) all liabilities and obligations of the Seller arising since the Balance Sheet Date; (ii) showing all material contracts and agreements, together with copies thereof, entered into by the Seller since the Balance Sheet Date and (iii) all outstanding payables of the Seller which the Seller shall satisfy in accordance with SECTION 3.3(b).

         8.6 LEGAL EXISTENCE CERTIFICATES; CERTIFIED COPY OF THE ARTICLES OF ORGANIZATION. The Seller shall have delivered to the Buyer certificates, dated as of a date no earlier than thirty (30) days prior to the Closing Date, duly issued by the Secretary of State of Connecticut and the Department of Revenue Services of the State of Connecticut and of any other state in which the Seller is authorized to do business, showing that the Seller is legally existing and authorized to do business and that all state franchise and/or income tax returns and taxes for the Seller for all periods prior to the dates of such certificates have been filed and paid. The Seller shall also have delivered to the Buyer prior to the Closing a recent copy of the Seller's Articles of Organization and all amendments thereto duly certified by the Secretary of State of Connecticut.

         8.7 REPRESENTATIONS; WARRANTIES; COVENANTS. Each of the representations and warranties of the Seller and the Members contained in SECTION 5 and elsewhere in this Agreement shall be true and correct on and as of the Closing Date, with the same effect as though made on and as of the Closing Date; the Members shall, on or before the Closing Date, have performed and satisfied all agreements and conditions hereunder which by the terms hereof are to be performed and satisfied by the Seller and the Members on or before the Closing Date; and the Seller and the Members shall have delivered to the Buyer a certificate dated the Closing Date signed by the Seller and Members to the foregoing effect.

         8.8 APPROVALS AND CONSENTS. The Seller shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by them in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the Business subsequent to the Closing Date, and the Seller and the Buyer shall have received all required authorizations, waivers, consents and permits to permit the consummation of the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to the Buyer, from all third parties, including, without limitation, approvals required under federal and state securities laws and/or the securities and Exchange Commission, state "Blue Sky" laws, other applicable governmental authorities and regulatory agencies, lessors, lenders and contract parties, required in connection with this Agreement or the Seller's permits, leases, licenses and franchises, to avoid a breach, default, termination, acceleration or modification of any material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of the execution or performance of this Agreement, or otherwise in connection with the execution and performance of this Agreement.

         8.9 NO ACTIONS OR PROCEEDINGS. No action or proceeding by any court, administrative body or governmental agency shall have been instituted or threatened which would enjoin, restrain or prohibit, or would likely result in substantial damages in respect of, this Agreement or the complete consummation of the transactions contemplated by this Agreement, and which would in the reasonable judgment of the Buyer make it inadvisable to consummate such transactions, and no law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

         8.10 PROCEEDINGS SATISFACTORY TO THE BUYER. All proceedings to be taken by the Seller and the Members in connection with the consummation of the Closing on the Closing Date and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transaction contemplated hereby reasonably requested by the Buyer shall be reasonably satisfactory in form and substance to the Buyer and its counsel.

         8.11 EMPLOYMENT AGREEMENTS. The Employment Agreements shall be executed by the Buyer and the respective Members.

         8.12 ESCROW AGREEMENT. The Escrow Agreement shall be executed by the Seller and the Members.

         8.13 NAME CHANGE, TELEPHONE NUMBERS AND POST OFFICE BOX ADDRESSES. The Seller will have executed and delivered all such documents for filing as may be required to change the Company name of the Seller and any and all fictitious business names to other name(s) bearing no similarity thereto, including but not limited to duly executed amendments to the Articles of Organization of the Seller. From and after the Closing Date, neither the Seller nor the Members shall use such names or any names similar thereto, and shall sign such consents and take such other action as the Buyer may request in order to permit the Buyer to use the Seller's name and transfer telephone numbers and post office boxes addresses, if any.

         9. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER. The obligations of the Seller to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing Date, of the following conditions (any one or more of which may be waived in whole or in part by the Seller):

         9.1 REPRESENTATIONS; WARRANTIES; COVENANTS. Each of the representations and warranties of the Buyer contained in SECTION 7 shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though made on and as of the Closing Date; the Buyer shall, on or before the Closing Date, have performed and satisfied all agreements and conditions hereunder which by the terms hereof are to be performed and satisfied by the Buyer on or before the Closing Date; and the Buyer shall have delivered to the Seller a certificate signed by the President of the Buyer and dated as of the Closing Date certifying to the foregoing effect.

         9.2 NO ACTIONS OR PROCEEDINGS. No action or proceeding by any court, administrative body or governmental agency shall have been instituted or threatened which would enjoin, restrain or prohibit, or would likely result in substantial damages in respect of, this Agreement or the complete consummation of the transactions as contemplated by this Agreement, and which would in the reasonable judgment of the Seller make it inadvisable to consummate such transactions, and no law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

         9.3 EMPLOYMENT AGREEMENTS. The Employment Agreements shall be executed by the Buyer and the respective Members.

         9.4 ESCROW AGREEMENT. The Escrow Agreement shall be executed by the Buyer.

         10. TERMINATION OF AGREEMENT; EFFECT OF TERMINATION.

         10.1 TERMINATION. This Agreement may be terminated any time prior to the Closing Date solely by:

                  (a) mutual consent of the Seller and the Members and the board of directors of the Buyer;

                  (b) either by the Seller on the one hand, or by the Buyer on the other hand, if

                           (i) the transactions contemplated by this Agreement
to take place at the Closing shall not have been consummated by December 30, 1999], unless the failure of such transactions to be consummated is due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date; or

                           (ii) if a material breach or default shall be made by
the other party in the observance of or in the due and timely performance of any of the covenants or agreements contained herein, and the curing of such default shall not have been made on or before the Closing Date.

         10.2 LIABILITIES IN THE EVENT OF TERMINATION. The termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement including, but not limited to, legal and audit costs and out of pocket expenses.

         10.3 TIME IS OF THE ESSENCE. Time is of the essence with respect to the termination provisions of this SECTION 10, unless waived by the Buyer.

         11. NON-COMPETITION. For a period of three (3) years from and after the Closing Date, the Seller and the Members shall not directly or indirectly, (i) seek, obtain or accept a "Competitive Position" in the "Restricted Territory" with a "Competitor" of the Company (as such terms are hereafter defined), or
(ii) solicit, directly or indirectly, any customers, clients, accounts, officers, employees, agents or representatives of the Seller, Buyer, the Parent, or its Affiliates.. For purposes of this Agreement, a "Competitor" of the Company means any business, individual, partnership, joint venture, association, firm, corporation or other entity engaged, wholly or partly, in the business of selling internet access service, web site design or web hosting services or in any related business which the Buyer, the Parent and/or their Affiliates are engaged in or actively plan to engage in during the term of this covenant; the "Restricted Territory" means the New England states, New York, New Jersey, Pennsylvania and Delaware and any other states which the Buyer, the Parent or its Affiliates are doing business; a "Competitive Position" means any employment with any Competitor of the Company or self-employment whereby Seller or the Member(s) will use or are likely to use any Confidential Information (as defined herein), or whereby the Member(s) has duties for such Competitor that are the same or substantially similar to those performed by such

Member for the Seller prior to the Closing and/or under the terms of such Member's employment agreement with the Buyer. Nothing contained in this SECTION 10 is intended to prevent the Members or the Seller from investing in stock or other securities listed on a national securities exchange or actively traded on the over the counter market or any corporation engaged, wholly or partly, in the sale of telecommunications products or services; provided, however, that the Member(s) and members of such Member's immediate family shall not, directly or indirectly, hold more than a total of two percent (2%) of all issued and outstanding stock or other securities of any such corporation. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         12. NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

         12.1 THE SELLER AND THE MEMBERS. The Seller and the Members recognize and acknowledge that they have had in the past, currently have and in the future may have access to certain confidential information ("Buyer's Confidential Information") relating to the Business and the Buyer and its Affiliates, including, but not limited to, operational policies, customer lists, and pricing and cost policies, that are valuable, special and unique assets of the Seller and the Buyer and its Affiliates. The Seller and the Members agrees that they will not use or disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of the Seller and its Affiliates who need to know such information in connection with the transactions contemplated hereby, who have been informed of the confidential nature of such information and who have agreed to keep such information confidential as provided hereby, and (b) following the Closing, such information may be disclosed by the Seller as is required in the course of performing his or her duties for the Buyer unless (i) such information becomes known to the public generally through no breach by the Seller or the Members of this covenant, (ii) disclosure is required by law or the order of any governmental authority under color of law or is necessary in order to secure a consent or approval to consummate the transactions contemplated hereby, provided, that prior to disclosing any information pursuant to this clause (ii), the Seller or the Members shall give prior written notice thereof to the Buyer and subject to the limitations of such law or order of governmental authority provide the Buyer with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party and the same prior disclosure set forth immediately above is given. In the event of a breach or threatened breach by the Seller or the Members of the provisions of this Section, the Buyer shall be entitled to an injunction restraining the Seller from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Buyer from pursuing any other available remedy for such breach or threatened breach, including but not limited to the recovery of damages. In the event that the transactions contemplated herein are not consummated, the Seller and the Members shall return to the Buyer within a reasonable time all documents containing confidential information about the Buyer.

         12.2 THE BUYER. The Buyer recognizes and acknowledges that it had in the past and currently has access to certain confidential information ("Seller's Confidential Information") relating to the Business, such as operational policies, customer lists, and pricing and cost policies, that are valuable, special and unique assets of the Business. The Buyer agrees that, prior to the Closing, or if the transactions contemplated by this Agreement are not consummated, it will not use or disclose such confidential information to its own benefit except in furtherance of the transactions contemplated by this Agreement or disclose Seller's Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to the Seller and to authorized representatives of the Seller or the Buyer who need to know such information in connection with the transactions contemplated hereby, who have been informed of the confidential nature of such information and who have agreed to keep such information confidential as provided hereby, unless (i) such information becomes known to the public generally through no breach by the Buyer of this covenant, (ii) disclosure is required by law or the order of any governmental authority under color of law or is necessary in order to secure a consent or approval to consummate the transactions contemplated hereby, provided, that prior to disclosing any information pursuant to this clause (ii), the Buyer shall give prior written notice thereof to the Seller and provide the Seller with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party and the same prior disclosure set forth immediately above is given. In the event of a breach or threatened breach by the Buyer of the provisions of this Section, the Seller shall be entitled to an injunction restraining the Buyer from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Seller from pursuing any other available remedy for such breach or threatened breach, including but not limited to the recovery of damages. In the event that the transactions contemplated herein are not consummated, the Buyer shall return to the Seller within a reasonable time all documents containing confidential information relating to the Seller, the Members and the Business.

         12.3 SURVIVAL. The obligations of the parties under this SECTION 12 shall survive notwithstanding either the termination of this Agreement or the consummation of the transactions contemplated herein on the Closing Date.

         13. INDEMNIFICATION.

         13.1 INDEMNIFICATION BY THE SELLER AND THE MEMBERS. The Seller and the Members, jointly and severally, on behalf of themselves and their respective successors, executors, administrators, estates, heirs and permitted assigns, agree subsequent to the Closing Date to indemnify and hold harmless the Buyer and its respective officers, directors, employees and agents (individually, a "Buyer Indemnified Party" and collectively, the "Buyer Indemnified Parties") from and against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, fines, penalties, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys, accountants and consultants) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) sustained, suffered or incurred by or made against any Buyer Indemnified Party (a "Loss" or "Losses"), arising out of, based upon or in connection with:

                  (a) any breach of any representation or warranty made by the Seller or the Members in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered under or in connection with this Agreement, or by reason of any claim, action or proceeding asserted or instituted arising out of any matter or thing covered by any such representations or warranties (collectively, "Buyer Representation and Warranty Claims");

                  (b) any breach of any covenant or agreement made by the Seller or the Members in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered under or in connection with this Agreement, or by reason of any claim, action or proceeding asserted or instituted arising out of any matter or thing covered by any such covenant or agreement; or

                  (c) with respect to taxes of the Seller incurred with respect to any Pre-Closing Tax Period (as defined below) to the extent such liability exceeds the amounts accrued therefor. The term "Pre-Closing Tax Period" shall mean all taxable periods ending on or before the Closing Date and the portion (ending on the Closing Date) of any taxable period that includes (but does not end on) the Closing Date.

         Claims under clauses (a) through (c) of this SECTION 13 are hereinafter collectively referred to as "Buyer Indemnifiable Claims". Neither the Members nor the Seller shall be obligated to indemnify any Buyer Indemnified Party unless and until the cumulative amount of losses exceeds Ten Thousand Dollars ($10,000) (the "Indemnity Threshold") whereupon the full amount of such losses shall be recoverable in accordance with the terms hereof. Notwithstanding the foregoing sentence, the Indemnity Threshold shall not apply to liability arising from (i) any matter relating to the Purchase Price adjustments set forth in
Section 3.3 or (ii) fraud.

         13.2 NOTICE; DEFENSE OF CLAIMS.

         Promptly after receipt by a Buyer Indemnified Party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the Buyer Indemnified Party shall give notice thereof in writing to the Seller and the Members, but the omission to so notify the Seller and the Members promptly will not relieve the Seller from any liability except to the extent that the Seller shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. If within twenty (20) days after receiving such notice the Seller and the Members give written notice to the Buyer Indemnified Party stating that (i) it would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful and (ii) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the Seller and the Members (subject to the consent of the Buyer Indemnified Party which consent may not be unreasonably withheld) and the Buyer Indemnified Party shall not be required to make any payment with respect to such claim, liability or expense as long as the Seller and the Members are conducting a good faith and diligent defense at their own expense; provided, however, that the assumption of defense of any such matters by the Seller and the Members shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. The Seller and the Members shall have the right, with the consent of the Buyer Indemnified Party, which consent shall not be unreasonably withheld, to settle any Buyer Indemnified Claims by third parties which are susceptible to being settled provided its obligation to indemnify the Buyer Indemnified Party therefor will be fully satisfied. The Seller and the Members shall keep the Buyer Indemnified Party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the Buyer Indemnified Party with all documents and information that the Buyer Indemnified Party shall reasonably request and shall consult with the Buyer Indemnified Party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, the Buyer Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Seller and the Buyer Indemnified Party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the Buyer Indemnified Party shall be paid by the Seller and the Members. If no such notice of intent to dispute and defend is given by the Seller and the Members, or if such diligent good faith defense is not being or ceases to be conducted, the Buyer Indemnified Party shall, at the expense of the Seller and the Members, undertake the defense of (with counsel selected by the Buyer Indemnified Party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the Seller and/or Members, then the Buyer Indemnified Party shall make available all information and assistance that the Seller and/or the Members may reasonably request and shall cooperate with the Seller in such defense.

         14. PARENT STOCK. The Parent Stock to be issued to the Seller hereunder shall be subject to this SECTION 14.

         14.1 LOCK-UP. In addition to applicable federal and state securities laws restricting the public sale of the Parent Stock to be issued to the Seller hereunder, the Seller and the Members hereby irrevocably agree that (i) for a period of one year after the Closing Date they will not offer, pledge, sell or otherwise transfer directly or indirectly, any of the Parent Stock or enter into any agreement that transfers, in whole or in part, any of the economic consequences of ownership of the shares of Parent Stock received hereunder and (ii) for a period of two years after the Closing Date, they will not offer, pledge, sell or otherwise transfer, directly or indirectly, or enter into any agreement which transfers, in whole or in part, the economic consequences of ownership of more than fifty percent (50%) of the shares of Parent Stock received hereunder (each such restrictions adjusted for any stock splits, recapitalizations, mergers or other similar events). The Seller and the Members agree that the foregoing shall be binding upon the Seller, the Members and their respective successors, assigns, heirs, and personal representatives.

         14.2 UNREGISTERED STOCK; INVESTMENT INTENT. The Seller and the Members acknowledge and agree that the shares of Parent Stock to be delivered to the Seller pursuant to this Agreement have not been and will not be registered under the Securities Act of 1933, as amended (the "Act") and therefore may not be resold without compliance with the Act. The Sellers and Members represent and warrant that the Parent Stock to be acquired by the Seller and the Members pursuant to this Agreement is being acquired solely for their own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of it in connection with a distribution. The Seller and the Members covenant, warrant and represent that none of the shares of Parent Stock issued to the Seller will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Act and the rules and regulations of the Securities and Exchange Commission and applicable state securities laws.

         14.3 ABLE TO BEAR RISK; SOPHISTICATED INVESTORS; INFORMATION STATEMENT. The Seller and each of the Members jointly and severally represent and warrant that they are able to bear the economic risk of an investment in Parent Stock acquired pursuant to this Agreement and can afford to sustain a total loss of such investment. Each of the Members represents and warrants that such Member is an "accredited investor" within the meaning of Regulation D of the Act. They further represent and warrant that they (i) fully understand the nature, scope and duration of the limitations on transfer contained in this Agreement; (ii) have received a copy of the Company's information statement dated November 30, 1999 and the supplement dated December 8, 1999 (collectively, the "Information Statement"); and (iii) have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the proposed investment and therefore have the capacity to protect their own interests in connection with the acquisition of the Parent Stock. The Seller and each of the Members represent and warrant that they have had an adequate opportunity to ask questions and receive answers from the officers of the Parent concerning any and all matters relating to the acquisition of Parent Stock as contemplated by this Agreement including, without limitation, information regarding the business of the Parent and its Affiliates and information disclosed in the Information Statement. The Seller and each of the Members have asked any and all questions in the nature described in the preceding sentence and all questions have been answered to their satisfaction.

         14.4 RESTRICTIVE LEGENDS. The certificates evidencing the Parent Stock to be received by the Seller and/or the Members hereunder will bear legends substantially in the form set forth below and containing such other information as the Parent may deem appropriate. References in such legend to "THE COMPANY" shall refer to the Parent.

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT") OR ANY STATE SECURITIES OR BLUE SKY LAWS. SUCH SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE 1933 ACT AND ANY STATE SECURITIES OR BLUE SKY LAWS, UNLESS, IN THE OPINION (WHICH SHALL BE IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY) OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH REGISTRATION IS NOT REQUIRED.

         THESE SHARES ARE FURTHERMORE SUBJECT TO A LOCK-UP AGREEMENT CONTAINED IN SECTION 14 OF THAT CERTAIN ASSET PURCHASE AGREEMENT WITH THE COMPANY DATED AS OF _________________ PURSUANT TO WHICH THE HOLDER OF THIS CERTIFICATE HAS AGREED NOT TO OFFER, PLEDGE, SELL OR OTHERWISE TRANSFER DIRECTLY OR INDIRECTLY THE SECURITIES REPRESENTED BY THIS CERTIFICATE UNTIL ________________________. A COPY OF THE LOCK-UP AGREEMENT MAY BE OBTAINED BY CONTACTING THE SECRETARY OF THE COMPANY.

         In addition, such certificates shall also bear such other legends as counsel for the Parent reasonably determines are required under the applicable laws of any state.

         15. PUBLICITY; SECURITIES LAWS. The Seller and the Members acknowledge that the Buyer is a subsidiary of a publicly held company that is therefore subject to certain disclosure requirements under federal securities laws. The Seller, the Members and their representatives shall not directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, the Agreement between the parties or any of the terms, conditions or other aspects of the Agreement. The Seller further understands that this Agreement represents information concerning the Buyer which has not been previously disclosed to the public and which may be material, all as determined in accordance with applicable laws, rules and regulations of the United States and the several states concerning securities (collectively, the "Securities Laws"). The Seller and the Members agree not to take any action in connection with this Agreement in violation of the Securities Laws, including but not limited to trading in the common stock of the Parent while in possession of material non-public information.

         16. EXPENSES. Each party shall be responsible for its own transaction-related fees and expenses incurred in connection with this Agreement (including without limitation legal, accounting, and consulting fees and expenses); provided, however, that in the event of a breach of the Agreement by any party hereunder, the non-breaching party shall be entitled to recover all of its reasonable costs incurred in pursuing the transactions contemplated by this Agreement, including without limitation, legal and accounting fees and expenses.

         17. ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Agreement and the schedules and exhibits attached hereto constitute the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreement, representations and understandings of the parties. No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all of the parties. No waiver of any of the provisions of this Agreement will be effective unless in writing; no waiver will constitute a waiver of any other provision; and no waiver of a breach of any provision of this Agreement will operate to waive any subsequent breach.

         18. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         19. PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or Liability of any third persons to any party to this Agreement, nor will any provision give any third persons any right of subrogation or action against any party to this Agreement.

         20. SUCCESSORS AND ASSIGNS. No assignment or transfer of the Seller or the Members of their respective rights shall be made without the prior written consent of the Buyer, which consent may be withheld in its sole discretion. This Agreement will be binding on, and will inure to the benefit of, the parties to it and their respective heirs, executors, administrators, permitted successors and assigns.

         21. FURTHER ASSURANCES. The Members from time to time will execute and deliver and cause the Seller to execute and deliver such additional documents and instruments and take such additional actions as may be necessary to carry out the transactions contemplated by this Agreement. If requested by the Buyer, the Seller and the Members will prosecute or otherwise enforce in its own name for the benefit of the Buyer any claims, rights or benefits that are transferred to the Buyer under this Agreement and that require prosecution or enforcement in the Seller's name. Any prosecution or enforcement of claims, rights or benefits under this SECTION 21 will be solely at the Buyer's expense unless the prosecution or enforcement is made necessary by a breach of this Agreement by the Seller.

         22. SURVIVAL. All representations, warranties, covenants and agreements of the parties contained in this Agreement, or in any instrument, certificate, or opinion provided for in it, shall survive the Closing (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitation or repose).

         23. NOTICES. Any notice, consent, approval or other communication required or permitted hereunder will be in writing and will be given (i) by delivery in person, (ii) by certified mail, return receipt requested, postage prepaid, (iii) by commercial overnight courier, fees prepaid, or (iv) by facsimile transmission (with telephone confirmation of receipt), as follows:

                  (a)      If to the Seller and/or the Members:

                           Cyberzone, LLC
                           Suite 100
                           942 Main Street
                           Hartford, CT  06103
                           Attention:  Sean Barrett, CEO
                           Phone:  (860) 520-6550
                           Fax:     (860) 520-6553

                           Sean Barrett and Elizabeth Kivela
                           244 Bingham Road
                           Canterbury, CT  06331
                           Phone:   (860) 546-9747

                           With a copy to:

                           Greene & Levine, LLP
                           231 Farmington Avenue
                           Farmington, CT  06032
                           Attn:  Louis F. Green, Esq.
                           Phone:    (860) 677-7004
                           Fax:      (860) 677-7005

                  (b)      If to the Buyer:

                           BOL Acquisition Co. VII, Inc.
                           P.O. Box 1347
                           Wall, NJ  07719
                           Attention:  Mark E. Munro, President
                           Phone:   (732) 280-6407
                           Fax:     (732) 280-6409

                           With a copy to:

                           Duffy & Sweeney, LLP
                           300 Turks Head Building
                           Providence, Rhode Island 02903
                           Attention:  Michael F. Sweeney, Esq.
                           Phone:   (401) 455-0700
                           Fax:     (401) 455-0701

or to such other address for any of the above as may be designated by notice to the others. Any such notice or other communication will be considered to have been given (i) on the date of delivery in person, (ii) on the fifth day after mailing by certified mail, provided that receipt of delivery is confirmed in writing, or (iii) on the first business day following delivery to a commercial overnight courier, or (iv) on the day of facsimile transmission provided that the giver of the notice obtains telephone confirmation of receipt promptly.

         24. ARBITRATION; JURISDICTION; VENUE; ATTORNEY'S FEES. Each party hereto agrees that any dispute regarding this Agreement (except for a dispute regarding Disputed Amounts under SECTION 3.3(a)) shall be submitted to arbitration to and shall be resolved in accordance with the rules of the JAMS/Endispute for expedited cases then in effect. The arbitrator(s) shall be mutually selected by the parties or in the event the parties cannot mutually agree, then appointed by JAMS/Endispute. Any arbitration shall be held within a forty-five (45) mile radius of Hartford, Connecticut and the arbitrator(s) shall apply Connecticut law. Judgment upon any award rendered by the arbitrator(s) shall be final and may be entered in any court of competent jurisdiction. Notwithstanding the foregoing, the parties shall have the absolute right to obtain equitable remedies in any state court of competent jurisdiction in the State of Connecticut or in any United States District Court in the State of Connecticut. Each party irrevocably submits to and accepts the exclusive jurisdiction of each of such courts and waives any objection (including any objection to venue or any objection based upon the grounds of forum non conveniens) which might be asserted against the bringing of any such action, suit or other legal proceeding in such courts. The court and/or arbitrator(s) shall award costs and expenses (including reasonable attorney's fees) to the prevailing party and/or parties in any litigation or arbitration.

         25. GOVERNING LAW. This Agreement has been made in and its validity, interpretation, construction and performance shall be governed by and construed in accordance with the laws of the State of Connecticut without reference to its laws governing conflicts of law.

         26. PARENT GUARANTY. The Parent guarantees the Buyer's obligations under this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                SELLER:

                                CYBERZONE, LLC

                                By: /s/ Sean Barrett
                                   --------------------------------------
                                    Sean Barrett, Chief Executive Officer



                                MEMBERS:



                                /s/ Sean Barrett
                                -----------------------------------------
                                  Sean Barrett


                                /s/ Elizabeth Kivela
                                -----------------------------------------
                                  Elizabeth Kivela



                                BUYER:

                                BOL ACQUISITION CO. VII, INC.


                                By: /s/ Mark E. Munro
                                   --------------------------------------
                                    Mark E. Munro, President



                                PARENT:

                                BIZNESSONLINE.COM, INC.


                                By: /s/ Mark E. Munro
                                   --------------------------------------
                                    Mark E. Munro, President



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